EXHIBIT 99.1


LAS VEGAS--(BUSINESS WIRE)--April 28, 2004--Alvin Dahl, Chief Financial Officer for 21st Century Technologies, Inc. (OTC:BB TFCT.OB) has advised senior management that Paramount Multiservices, Inc., a controlled portfolio company of 21st Century, will report a first quarter net income from operations of $70,162.00 based on gross sales for the period of $865,203.00. Mr. Dahl further stated that the profitability demonstrated by Paramount is part of a pattern of profitability which he believes will distinguish and enhance the performance of 21st Century in the future. He added, "I believe that the acquisition of Paramount during the last quarter of 2003 was a great deal for all parties. Arland Dunn, our CEO at the time, was very enthused about the possibilities presented by Paramount to the Company." Mr. Dunn passed away April 19, 2004, and has been replaced by Larry B. Bach as Chairman of the Board and Kevin Romney as CEO and President. Both were active participants in the acquisition of Paramount.

Kevin Romney, CEO and President, said, "We plan to expand Paramount's operations in the near future. This is a business which will prove consistently profitable in my opinion. I believe shareholder value will be enhanced."

Fred Perrin, Vice-President of Operations for Paramount Multiservices attributed continued growth to structure development and client diversity. Mr. Perrin said, "We have added tenured management staff and improved internal procedures to ensure success at every level. Paramount's scalability will prove to be an asset to all client relationships, both large and small."

21st Century is a Business Development Company pursuant to the Business Development Act of 1940. It holds several companies in its portfolio, including Trident Technologies, Inc., maker of ProMag and SeaMag, magnetically powered leak and rupture sealing systems, Innovative Weaponry, Inc and Miniature Machine Corporation, makes of precision and low light and no light gun sighting systems, PrizeWise, Inc., an internet-based sweepstakes organization to be launched in the immediate future. Other companies will be coming into the 21st Century fold, according to its CEO.

Safe Harbor Statement

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

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Contact:
     Equitilink, Inc.
     Ron Garner, 877-788-1940